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                                                                     EXHIBIT 3.2

                              ARTICLES OF AMENDMENT

                                       OF

                         SHURGARD WASHINGTON CORPORATION

        The following Articles of Amendment are executed by the undersigned, a Washington corporation:

        1. The name of the corporation is Shurgard Washington Corporation.

        2. The Designation of the Rights and Preferences of Series A Junior Participating Preferred Stock is set forth on Exhibit A attached hereto.

        3. The date of the adoption of the Designation of Rights and Preferences of Series A Junior Participating Preferred Stock by the Board of Directors of the corporation was May 6, 1997.

        4. The Designation of Rights and Preferences of Series A Junior Participating Preferred Stock was adopted by the Board of Directors, and shareholder action was not required.

        These Articles of Amendment are executed by said corporation by its duly authorized officer.

        DATED: May 6, 1997.



                                      SHURGARD WASHINGTON CORPORATION



                                      By     /s/ Harrell L. Beck
                                          --------------------------------------
                                          Harrell L. Beck, Senior Vice President
                                          and Chief Financial Officer

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                                                                       EXHIBIT A

                DESIGNATION OF RIGHTS AND PREFERENCES OF SERIES A
                      JUNIOR PARTICIPATING PREFERRED STOCK

        The Board of Directors of Shurgard Washington Corporation (the "Corporation") hereby establishes a series of the Company's Preferred Stock, par value $.001 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

SECTION 1.   DESIGNATION AND AMOUNT

        The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 2,800,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

SECTION 2.   DIVIDENDS AND DISTRIBUTIONS

        (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Class A Common Stock, par value $.001 per share (the "Common Stock"), of the Corporation and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1 or
(ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common

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Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

        (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

SECTION 3.   VOTING RIGHTS

        The holders of shares of Series A Preferred Stock shall have the following voting rights:

        (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common


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Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (B) Except as otherwise provided herein, in any other Designation of Rights and Preferences creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

        (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

SECTION 4.   CERTAIN RESTRICTIONS

        (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

              (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

             (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; or

              (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the

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Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

        (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5.   REACQUIRED SHARES

        Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Designation of Rights and Preferences creating a series of Preferred Stock or any similar stock or as otherwise required by law.

SECTION 6.   LIQUIDATION, DISSOLUTION OR WINDING UP

        Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


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SECTION 7.   CONSOLIDATION, MERGER, ETC.

        In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 8.   REDEMPTION AND STOP TRANSFER FOR REIT QUALIFICATION

        (A) Definitions. Whenever used in this Section 8, the terms defined below shall have the following respective meanings:

               (i) "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

              (ii) "Owner, owns or ownership" shall mean that a Person (as defined below) is the owner of such shares or a right to acquire such shares for purposes of Subchapter M Part II of the Code, including ownership provisions of Code Section 542 and 544.

             (iii) "Person" shall mean and include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, companies, trusts, banks, trust companies, land trusts, business trusts, estates or other entities and governmental agencies and political subdivisions thereof.

              (iv) "REIT" shall mean a real estate investment trust as defined in Sections 856 through 860 of the Code.

               (v) "Ownership Limit" shall mean nine and eight-tenths of one percent (9.8%) of the total value of the outstanding Preferred and Common Stock of the corporation including any rights to acquire Preferred or Common Stock of the corporation; provided, however, that the Board of Directors may increase such percentage in accordance with the procedures prescribed in Section 8(B) for certain Persons, in which event the Ownership

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Limit for such Persons shall be the percentage interest established at the time the Board of Directors approved the Persons' acquisition.

        (B) Redemption Provision. If, at any time, (i) five or fewer Persons shall be or become the Owners of more than fifty percent (50%) of the value of the total outstanding shares of Preferred and Common Stock of the Corporation (including any rights to acquire Preferred or Common Stock of the Corporation),
(ii) a Person shall be or become an Owner of a total number of outstanding shares of Preferred and/or Common Stock of the Corporation (including any rights to acquire Preferred or Common Stock) in excess of the Ownership Limit, excluding, however, any Person acquiring outstanding shares of Common Stock in the Corporation, in exchange for interests in the Partnerships or in the Partnerships' cash available for distribution held as of the record date of November 8, 1993, in excess of the Ownership Limit as a result of the Corporation's acquisition of the assets of, or equity interest in, the Partnerships referenced in Section 2.3 of the Articles of Incorporation of the Corporation, or (iii) the Board of Directors shall in good faith be of the opinion that Ownership of the outstanding shares of Preferred and Common Stock of the Corporation has or may become concentrated to an extent that may prevent the Corporation from qualifying as a REIT, then the Board of Directors shall have the power:

               (1) With respect to any Ownership or proposed transfer or acquisition of outstanding shares in excess of the Ownership Limit, to refuse to permit or give effect to such transfer or acquisition, to take any action to void any such transfer or acquisition or to cause it not to occur, and/or to call for redemption the number of shares of common stock of the corporation sufficient to cause such Person's Ownership not to exceed the Ownership Limit, and

               (2) With respect to subparagraphs (i) and (iii) above, by lot or other means deemed equitable by it, to prevent the transfer or acquisition of and/or, to the fullest extent permitted by law, to call for redemption of a number of shares of Preferred Stock or Common Stock of the corporation sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect Ownership thereof in order to permit the corporation to qualify, or to continue its qualification as a REIT under the provisions of the Code.

        The redemption price to be paid for the shares of the corporation so called for redemption, on the date fixed for redemption (which date shall be the date the corporation designates as the date for redemption), shall be the closing price of such shares on the national stock exchange or national market system on which such shares are listed or admitted to trading or, if no such closing price is available, as determined in good faith by the Board of Directors. From and after the date fixed for redemption by the Board of Directors, the holder of any shares of the corporation so called for redemption shall cease to be entitled to any distributions, voting rights or other benefits with respect to such shares of the Corporation, other than the right to payment of the redemption price determined as set forth herein.


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        At any time a corporate investor desiring to be exempted from the restriction that its stock ownership may not exceed the Ownership Limit may, in writing, petition the Board of Directors for approval to acquire, or to continue to hold, shares of common stock in excess of the Ownership Limit. The Board of Directors shall grant such written request unless it determines in good faith that the acquisition or ownership of such shares of common stock may jeopardize the corporation's qualification as a REIT under existing federal tax laws and regulations. Notwithstanding the foregoing, nothing contained herein shall be deemed to obligate the Board of Directors to approve a request to adjust the Ownership Limit as to any corporate investor if the Board of Directors believes, based upon advice from legal counsel, that the granting of such request would cause the Board of Directors to breach its fiduciary duties to the stockholders.

        (C) Notification of Certain Transfers. Any Person intending to acquire shares of Preferred Stock in excess of the Ownership Limit shall give written notice to this Corporation of the proposed or actual transaction no later than the date upon which such transaction occurs and shall timely furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Directors to evaluate or to protect against any adverse effect of the transfer. If, in the opinion of the Board of Directors, which shall be conclusive upon all parties, any such transfer or acquisition has taken place or is proposed to occur, the Board of Directors shall have the power to act in accordance with subparagraph (B)(1) above.

        (D) Invalid Determination. If any provision of this Section 8 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

        (E) Preservation of REIT Status. Nothing contained in this Section 8 shall limit the authority of the Board of Directors to take such other action as they deem necessary or advisable to protect the corporation and the interests of the stockholders by preservation of the corporation's status as a REIT under the Code.

        (F) Amendment. Notwithstanding anything contained in this Designation of Rights and Preferences or the Articles of Incorporation to the contrary, this
Section 8 or any provision hereof shall not be altered, amended or repealed except in accordance with Article 9 of the Articles of Incorporation and Section 11 herein; provided, however, if in connection with an offering of shares (whether Common or Preferred Stock) by the corporation any state refuses to permit such offering to be made in such state because of the power of redemption conferred upon the Board of Directors by this Section 8, the Board of Directors shall have the authority (but is not obligated), without requiring stockholder approval, to amend this Section 8 to reduce or eliminate all or any portion of such restrictions to be made in the objecting state. If the Board of Directors amends this Section 8, it shall mail, within thirty (30) days of the effective date of such amendment, notice to all stockholders of record on the effective date of such amendment, setting forth the nature of the amendment.


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        (G) Legend on Shares. All certificates for shares of common stock and all shares of any Preferred Stock subject to these restrictions shall bear a conspicuous legend describing the restrictions set forth in this Section 8 and stating that by acquiring the shares represented by the certificate the Owner consents to such restrictions and requirements.

SECTION 9.   NO REDEMPTION

        Except as otherwise provided in Section 8 hereof, the shares of Series A Preferred Stock shall not be redeemable.

SECTION 10.  RANK

        The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

SECTION 11.  AMENDMENT

        The Articles of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

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